               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statements of income of MasterCard International and Europay and give pro forma effect to the conversion and integration.

     We are providing the following information to aid you in your analysis of the financial aspects of the conversion and integration. We derived this information from the separate audited financial statements of MasterCard International as of and for the year ended December 31, 2001 and the audited financial statements of Europay as of and for the year ended December 31, 2001. The historical financial information provided for Europay was prepared in accordance with U.S. GAAP. Refer to Note 19 to the Consolidated Financial Statements of Europay as of December 31, 2001 and December 31, 2000 and for the years ended December 31, 2001, 2000 and 1999, for reconciliations in euros of the historical Europay financial information prepared in accordance with Belgian GAAP to the information prepared in accordance with U.S. GAAP. The information is only a summary and you should read it in conjunction with our historical financial statements and related notes contained elsewhere in this proxy statement-prospectus.

     MasterCard International's acquisition of Europay will be accounted for using the purchase method of accounting based upon the estimated value of the unconditional shares of MasterCard Incorporated being given in exchange for the shares of Europay on the closing date. The pro forma allocation of the purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed is based upon management's estimates, after consultation with its advisors, of the respective fair values of Europay assets and liabilities as of September 30, 2001. However, such allocation is preliminary and is subject to the completion of the conversion and integration. Accordingly, as discussed below, the final allocation of the purchase price could differ materially from the pro forma amounts. Identifiable intangible assets other than goodwill were estimated in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." The purchase price in excess of tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill and other intangible assets resulting from the integration that have indefinite useful lives will not be amortized.

     At the end of the three-year transition period and on the second anniversary thereof shares of MasterCard Incorporated will be reallocated among member-stockholders. Certain member-stockholders of MasterCard Incorporated whose initial share allocations decrease will return shares to MasterCard Incorporated, which will deliver shares to member-stockholders whose initial share allocations increase. MasterCard Incorporated will not receive any net consideration for these reallocated shares, nor will there be any increase or decrease in the total amount of shares outstanding.

     The transaction provides that the number of shares allocated to former shareholders of Europay and MEPUK will increase or decrease at the end of the transition period as a result of the application of the global proxy formula for the third year of the transition period. See "Share Allocation and the Global Proxy." In accounting for the initial purchase price of Europay, MasterCard will not consider shares above the minimum number of shares allocable to Europay and MEPUK shareholders at the end of the transition period because only the minimum number of shares is issued unconditionally at the closing to such shareholders. Of the 23.76 million shares attributable to the exchange of Europay and MEPUK shares, 6.15 million shares are conditional shares subject to reallocation at the end of the transition period and allocable to Europay and MEPUK shareholders. Europay and MEPUK shareholders are therefore receiving 17.61 million unconditional shares at closing. The value of each MasterCard Incorporated share, immediately before the exchange, is estimated to be $15.21 based on an independent appraisal. Accordingly MasterCard's purchase price for the shares of Europay is estimated to be $267.9 million.

     Since former Europay and MEPUK shareholders would retain or receive shares of MasterCard Incorporated at the end of the transition period without remitting any additional consideration, any shares retained or received by them that are above their minimum allocation at that time would constitute part of the purchase price. Any such additional shares would be valued at that time based upon the fair value of the stock of MasterCard Incorporated. Any such reallocation of shares to former Europay and MEPUK shareholders will increase the purchase price for Europay and, accordingly, the amount of goodwill and additional paid-in-capital recorded. The unaudited pro forma combined financial information does not give effect to any potential contingent consideration.

     The unaudited pro forma condensed combined statement of income assumes that the conversion and integration were effected on January 1, 2001. The unaudited pro forma condensed combined balance sheet assumes that the conversion and integration were effected on December 31, 2001.

     The unaudited pro forma combined financial information is presented for illustrative purposes only. No separate pro forma adjustment is required for the integration of MEPUK as it will have no assets or liabilities other than shares in Europay at the close of the transaction. You should not rely on the pro forma combined financial information as being indicative of the historical results that would have been achieved had the companies always been consolidated or the future results that the combined company will achieve after the conversion and integration.

                            MASTERCARD INCORPORATED

                 UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     FOR THE YEAR ENDED DECEMBER 31, 2001
                                      ------------------------------------------------------------------
                                                                                             PRO FORMA
                                       MASTERCARD                         PRO FORMA          MASTERCARD
                                      INTERNATIONAL    EUROPAY(1)(2)    ADJUSTMENTS(3)      INCORPORATED
                                      -------------    -------------    --------------      ------------
REVENUE.............................   $1,773,848        $252,324          $(2,514)(A)       $2,018,477
                                                                            (5,181)(F)

OPERATING EXPENSES
General & administrative............      813,927         131,310           (2,514)(A)          935,731
                                                                            (6,992)(F)

Advertising & market development....      665,846          80,483            1,299(F)           747,628
Depreciation........................       39,680          11,853           (2,234)(B)           49,299
Amortization........................       32,693           5,021            8,906(C)            46,620
                                       ----------        --------          -------           ----------
          Total Operating
            Expenses................    1,552,146         228,667           (1,535)           1,779,278

Other Income and Expense............       11,237          (1,455)             400(E)            10,182
                                       ----------        --------          -------           ----------

INCOME BEFORE INCOME TAXES..........      232,939          22,202           (5,760)             249,381
Income Tax..........................       90,878          10,141           (2,669)(D)           98,867
Cumulative effect of change in                                                 517(F)
  accounting principle, net of
     tax............................           --            (490)                                 (490)
                                       ----------        --------          -------           ----------
NET INCOME..........................   $  142,061        $ 11,571          $(3,608)          $  150,024
                                       ==========        ========          =======           ==========

NUMBER OF SHARES....................                                                            100,000(G)
BASIC AND DILUTED EARNINGS PER
  SHARE.............................          N/A                                            $     1.50(H)

          See notes to unaudited pro forma combined income statements.

NOTES TO UNAUDITED PRO FORMA COMBINED INCOME STATEMENTS (IN THOUSANDS)

(1)Euro amounts are translated into U.S. dollars based on a conversion rate of
   1.1172 euros per U.S. dollar, the average exchange rate between U.S. dollars and euros for the year ended December 31, 2001.

(2)A reconciliation of the Europay pro forma income statement for the year ended December 31, 2001 prepared in accordance with Belgian GAAP to the Europay pro forma income statement for the year ended December 31, 2001 prepared in accordance with U.S. GAAP as presented is provided below.

                                                   BELGIAN    RECONCILING        U.S.
                                                     GAAP        ITEMS           GAAP
                                                   --------   -----------      --------
REVENUE..........................................  $363,563    $(111,239)(a)   $252,324
OPERATING EXPENSES
General & administrative.........................   249,430     (118,120)(b)    131,310
Advertising & market development.................    80,483           --         80,483
Depreciation.....................................     7,252        4,601(c)      11,853
Amortization.....................................     4,671          350(d)       5,021
                                                   --------    ---------       --------
     Total Operating Expenses....................   341,836     (113,169)       228,667
                                                   --------    ---------       --------
Other Income and Expense.........................    (1,224)        (231)(e)     (1,455)
                                                   --------    ---------       --------
INCOME BEFORE INCOME TAXES.......................    20,503        1,699         22,202
Income Tax.......................................     9,608          533(f)      10,141
Cumulative effect of changes in accounting
  principle, net of tax..........................        --         (490)(g)       (490)
                                                   --------    ---------       --------
NET INCOME.......................................  $ 10,895    $     676       $ 11,571
                                                   ========    =========       ========

     Adjustments between Belgian GAAP and U.S. GAAP relate to the following:

     (a) REVENUE

         Reconciling items totaling $111,239 that decrease revenue recorded under Belgian GAAP to conform with U.S. GAAP include: the elimination of revenue relating to transactions under the alliance agreement between MasterCard International and Europay, as Europay acts as MasterCard's agent rather than a principle in these transactions, of $110,507; and the deferral and amortization of licensing fee revenue required under U.S. GAAP over the term of the agreement or expected period of performance of $732.

     (b)  GENERAL & ADMINISTRATIVE EXPENSES

          Reconciling items totaling $118,120 that decrease general & administrative expense recorded under Belgian GAAP to conform with U.S. GAAP include: the elimination of expense relating to transactions under the alliance agreement between MasterCard International and Europay of $110,507; adjustments required to record derivative financial instruments at fair value, relating to qualifying hedges under Belgian GAAP which are recorded under the accrual method, that do not meet the hedge documentation or effectiveness criteria under U.S. GAAP of $2,188; the reversal of rental expense due to the capitalization of leases under U.S. GAAP of $4,619; a change in accounting estimate under U.S. GAAP relating to the modification of the lease terms for all existing automobile lease contracts which effectively terminated the capital lease agreements resulting in a gain of $27; decreased expense relating to the difference between cost treatment required under U.S. GAAP and the fair value method used under Belgian GAAP for "know-how" contributed as part of initial investment equity of $416; decreased expense of $353 relating to the change during 2001 in pension benefit cost recorded in accordance with SFAS No. 87; differences in net book value of fixed assets arising from differences in depreciation methods described below resulting in an increased gain on the disposal of fixed assets of $10.

     (c) DEPRECIATION

         Reconciling items totaling $4,601 that increase depreciation expense recorded under Belgian GAAP to conform with U.S. GAAP include: depreciation of capitalized interest on borrowings and other obligations for assets under U.S. GAAP of $87; differences in depreciation methods including application of the half-year convention method under U.S. GAAP resulting in increased depreciation expense of $611; and increased depreciation expense of $3,903 related to lease agreements that are recorded as capital leases under U.S. GAAP and as operating leases under Belgian GAAP.

     (d) AMORTIZATION

         Reconciling items of $350 that increase amortization expense recorded under Belgian GAAP to conform with U.S. GAAP consist of increased amortization expense as a result of internally developed software costs that are capitalized under U.S. GAAP.

     (e) OTHER INCOME AND EXPENSE

         Reconciling items totaling $231 that reduce other income and expense under Belgian GAAP to conform with U.S. GAAP include: decreased interest expense of $40 due to the capitalization of interest on borrowings and other obligations for assets under U.S. GAAP; and increased interest expense on leases required to be recorded as capital leases under U.S. GAAP, net of gains recorded on the termination of capital leases under U.S. GAAP due to the revision of lease terms, of $271.

     (f) INCOME TAX

         Reconciling item of $533 that increases income tax under Belgian GAAP to conform with U.S. GAAP relates to the tax impact of reconciling items.

     (g) CUMULATIVE EFFECT OF CHANGES IN ACCOUNTING PRINCIPLE, NET OF TAX

         Reconciling item of $490 represents a cumulative effect adjustment to net income to recognize at fair value all derivative instruments that were designated as cash flow hedging instruments upon adoption of Statement of Financial Accounting Standard ("SFAS") No. 133/138, "Accounting for Derivative Instruments and Hedging Activities".

         For a more detailed explanation of the nature of the Belgian GAAP to U.S. GAAP reconciling items see Note 19 to the Consolidated Financial Statements of Europay as of December 31, 2001 and December 31, 2000 and for the years ended December 31, 2001, 2000 and 1999 included elsewhere in this proxy statement-prospectus.

(3) The pro forma financial statements have been prepared to reflect the conversion of MasterCard International from a member-based organization to a stock company and the integration of Europay, MEPUK and MasterCard. No separate pro forma adjustment is required for the integration of MEPUK as it will have no assets or liabilities other than shares in Europay at the close of the transaction. Pro forma adjustments are made to reflect:

     (A) the elimination of inter-company revenues and expenses between MasterCard and Europay.

     (B) the change in annual depreciation resulting from adjustments made to the estimated useful lives of property acquired (ranging from three to thirty years).

     (C) additional annual amortization of certain intangible assets resulting from the acquisition consisting primarily of software and other technology-related intangibles and trademarks, which are being amortized over their estimated useful lives ranging from three to five years. In accordance with SFAS No. 142, goodwill and other intangible assets resulting from the integration that have indefinite useful lives will not be amortized.

     (D) the income tax effect of the pro forma adjustments. This is calculated using a 40% tax rate.

     (E) the elimination of the reduction on Europay's income statement of the minority interest in EPSS held by MasterCard.

     (F) the consolidation of Maestro and EMV Co., entities to be under the control of the combined company. Previously, Maestro and EMV Co. were accounted for under the equity method. Europay and MasterCard each owned 50% and 33 1/3% of Maestro and EMV Co., respectively. As neither MasterCard nor Europay exercised control over Maestro or EMV Co., these investments were not consolidated prior to the integration.

     (G) the issuance of stock by MasterCard to its members.

     (H) net income attributable to European and non-European member-stockholders before and after integration with Europay (dollars in millions):

                                                                         POST-
                                                                    INTEGRATION(D)
                                                 PRE-INTEGRATION        AT 26%            CHANGE
                                                 ---------------    ---------------    -------------
     NET INCOME FOR THE YEAR ENDED DECEMBER 31,
       2001 ATTRIBUTABLE TO:
       Non-European members-stockholders of
          MasterCard(a)........................   $134       87%     $111       74%    $(23)     (17)%
       European members-stockholders(b)........     20       13%       39       26%      19       95%
                                                  ----      ---      ----      ---     ----
                                                  $154      100%     $150      100%    $ (4)(c)
                                                  ====      ===      ====      ===     ====

     --------------------
     (a) The net income (pre-integration) attributable to non-European members of MasterCard is approximately 93% of MasterCard's net income and approximately 15% of Europay's net income.

     (b) The net income (pre-integration) attributable to European members of MasterCard is approximately 7% of MasterCard's net income and approximately 85% of Europay's net income.

     (c) Decreased consolidated net income is primarily due to additional amortization of intangible assets.

     (d) Net income attributable to European and non-European member-stockholders after the integration with Europay, giving effect to possible increased share allocations to European member-stockholders at the end of the transition period:

                                                   POST-                               POST-
                                                INTEGRATION       CHANGE FROM       INTEGRATION       CHANGE FROM
                                                 AT 33 1/3%     PRE-INTEGRATION        AT 44%       PRE-INTEGRATION
                                                ------------    ----------------    ------------    ----------------
        NET INCOME FOR THE YEAR ENDED DECEMBER
          31, 2001 ATTRIBUTABLE TO:
        Non-European member-stockholders of
          MasterCard(a).......................  $100     67%     $(34)      (25)%   $ 84     56%     $(50)      (37)%
        European member-stockholders(b).......    50     33%       30       150%      66     44%       46       230%
                                                ----    ---      ----               ----    ---      ----
                                                $150    100%     $ (4)(c)           $150    100%     $ (4)(c)
                                                ====    ===      ====               ====    ===      ====

                            MASTERCARD INCORPORATED

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                                                             PRO FORMA
                                          MASTERCARD                       PRO FORMA         MASTERCARD
                                         INTERNATIONAL   EUROPAY(1)(2)   ADJUSTMENTS(3)     INCORPORATED
                                         -------------   -------------   --------------     ------------
ASSETS
Cash and cash equivalents..............   $  176,143       $ 83,550        $   2,176(D)      $  261,869
Investment securities..................      494,243             --               --            494,243
Property, plant & equipment............      159,742         45,469            8,377(A)         213,929
                                                                                 341(D)

Other assets...........................      547,923        144,034          (16,063)(A)        646,745
                                                                             (14,699)(B)
                                                                              (4,407)(C)
                                                                             (10,043)(D)

Intangible assets......................       96,754         19,914          305,093(A)         421,761
                                          ----------       --------        ---------         ----------
          TOTAL ASSETS.................   $1,474,805       $292,967        $ 270,775         $2,038,547
                                          ==========       ========        =========         ==========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities....................   $  638,471       $217,466        $ (14,699)(B)     $  871,220
                                                                              (7,755)(D)
                                                                              37,737(E)

Long-term liabilities..................      229,673         17,445           41,161(E)         288,279
                                          ----------       --------        ---------         ----------
          TOTAL LIABILITIES............      868,144        234,911           56,444          1,159,499
Minority interest......................           --          2,691              230(D)             230
                                                                              (2,691)(F)
STOCKHOLDERS' EQUITY
Common stock...........................           --             --            1,000(G)           1,000
Paid-in-capital........................           --         17,832          250,024(A)         873,881
                                                                             601,724(G)
                                                                               4,301(I)

Retained earnings......................      602,724         39,049         (602,724)(G)             --
                                                                             (39,049)(H)

Accumulated other comprehensive income
  (loss)...............................        3,937         (1,516)           1,516(H)           3,937
                                          ----------       --------        ---------         ----------
          TOTAL STOCKHOLDERS' EQUITY...      606,661         55,365          216,792            878,818
                                          ----------       --------        ---------         ----------
          TOTAL LIABILITIES &
            STOCKHOLDERS' EQUITY.......   $1,474,805       $292,967        $ 270,775         $2,038,547
                                          ==========       ========        =========         ==========

            See notes to unaudited pro forma combined balance sheet.

NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET (IN THOUSANDS EXCEPT PER SHARE DATA)

(1)Euro amounts are translated into U.S. dollars based on a conversion rate of
   1.1366 euros per U.S. dollar, the period end exchange rate between U.S. dollars and euros as of December 31, 2001.

(2)A reconciliation of the Europay pro forma balance sheet as of December 31, 2001 prepared in accordance with Belgian GAAP to the Europay pro forma balance sheet as of December 31, 2001 prepared in accordance with U.S. GAAP as presented is provided below.

                                            BELGIAN     RECONCILING       U.S.
                                              GAAP         ITEMS          GAAP
                                            --------    -----------     --------
ASSETS
Cash and cash equivalents.................  $ 83,550           --       $ 83,550
Investment securities.....................        --           --             --
Property, plant & equipment...............    29,956       15,513(a)      45,469
Other assets..............................   151,923       (7,889)(b)    144,034
Intangible assets.........................    19,417          497(c)      19,914
                                            --------     --------       --------
     TOTAL ASSETS.........................  $284,846     $  8,121       $292,967
                                            ========     ========       ========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities.......................  $229,782     $(12,316)(d)   $217,466
Long-term liabilities.....................     4,807       12,638(e)      17,445
                                            --------     --------       --------
     TOTAL LIABILITIES....................   234,589          322        234,911
                                            --------     --------       --------
Minority interest.........................     2,691           --          2,691
STOCKHOLDERS' EQUITY
Common stock..............................        --           --             --
Paid-in-capital...........................    17,832           --         17,832
Retained earnings.........................    29,734        9,315         39,049
Accumulated other comprehensive income
  (loss)..................................        --       (1,516)(f)     (1,516)
                                            --------     --------       --------
     TOTAL STOCKHOLDERS' EQUITY...........    47,566        7,799         55,365
                                            --------     --------       --------
     TOTAL LIABILITIES & STOCKHOLDERS'
       EQUITY.............................  $284,846     $  8,121       $292,967
                                            ========     ========       ========

     Adjustments between Belgian GAAP and U.S. GAAP relate to the following:

     (a) PROPERTY, PLANT AND EQUIPMENT

     Reconciling items totaling $15,513 that increase property, plant and equipment recorded under Belgian GAAP to conform with U.S. GAAP include: the capitalization of borrowing costs of $2,078; differences in depreciation methods including application of the half-year convention method under U.S. GAAP totaling $5,187; and the capitalization of capital leases of $8,248.

     (b) OTHER ASSETS

     Reconciling items totaling $7,889 that decrease other assets recorded under Belgian GAAP to conform with U.S. GAAP include: an adjustment to net the receivable recorded under Belgian GAAP for a disputed tax assessment against the related liability of ($14,850); prepaid pension assets of $609; deferred tax assets of $2,420; adjustments to record derivative financial instruments at fair value $4,205; the difference between cost treatment required under U.S. GAAP and fair value used under Belgian GAAP of "know-how" contributed as initial investment equity of ($499); and $226 related to a loss in value on an investment accounted for under the equity method that was deemed other than temporary.

     (c) INTANGIBLE ASSETS

     Reconciling items totaling $497 that increase intangible assets recorded under Belgian GAAP to conform with U.S. GAAP are comprised of capitalization of internally developed software costs of $497.

     (d) CURRENT LIABILITIES

     Reconciling items totaling $12,316 that decrease current liabilities recorded under Belgian GAAP to conform with U.S. GAAP include: an adjustment to net the liability recorded under Belgian GAAP for a disputed tax assessment against the related receivable of ($14,850); adjustments to record derivative financial instruments at fair value of ($184); net present value of minimum lease obligations under capital leases of $1,754; and deferred licensing fee revenue of $964.

     (e) LONG-TERM LIABILITIES

     Reconciling items totaling $12,638 that increase long-term liabilities recorded under Belgian GAAP to U.S. GAAP include: deferred tax liabilities of $4,920; net present value of minimum lease obligations under capital leases of $2,660; and deferred licensing fee revenue of $5,058.

     (f) OTHER COMPREHENSIVE INCOME (LOSS)

     Reconciling items totaling ($1,516) include the effective portion of fair value changes on derivative financial instruments designated as a cash flow hedge of $4,450; and the impact of foreign currency translation of ($5,966).

    For a more detailed explanation of the nature of the Belgian GAAP to U.S. GAAP reconciling items see Note 19 to the Consolidated Financial Statements of Europay as of December 31, 2001 and December 31, 2000 and for the years ended December 31, 2001, 2000 and 1999 included elsewhere in this proxy statement-prospectus.

(3) The pro forma financial statements have been prepared to reflect the conversion of MasterCard from a member-based organization to a stock company and the integration of Europay, MEPUK and MasterCard. No separate pro forma adjustment is required for the integration of MEPUK as it will have no assets or liabilities other than shares in Europay at the close of the transaction. Pro forma adjustments are made to reflect:

     (A) intangible assets arising out of the preliminary allocation of purchase price as follows:

         Purchase price (see Note 3(J)).......................................    $267,856
         Allocated as follows:
           Historical book value of 85% of Europay's assets and
              liabilities............................................  $49,347
           Step-up of the fair value of assets:
              Software and other technology-related intangibles......   29,878
              Trademarks, tradenames and brand names.................   11,900
              Property, plant and equipment..........................    8,377
           Deferred income taxes.....................................  (16,063)
           Liabilities and acquisition related costs (see Note
              3(E))..................................................  (78,898)
         Excess of purchase price over identifiable assets and liabilities
           (goodwill and customer relationships)..............................    $263,315
                                                                                  ========

          Total intangible assets amount to $305,093 and consist of customer relationships of $176,928; goodwill of $86,387; software and other technology-related intangibles of $29,878; and trademarks, tradenames and brand names of $11,900. See Note 3(C) to the Notes to the Unaudited Pro Forma Combined Income Statements for amortization period.

     (B) the elimination of inter-company balances between MasterCard and Europay.

     (C) the elimination of MasterCard's historical investment of $4,407 for 12.25% of Europay and 15% of EPSS (representing 15% of Europay on a consolidated basis).

     (D) the consolidation of Maestro International and EMV Co., entities under the control of the combined company.

     (E) acquisition related costs including the costs of acquiring and eliminating certain Europay brands and logos totaling $39,700; professional fees relating to the transaction totaling $12,200; severance costs for Europay employees totaling $10,000; costs of eliminating redundant European computer systems totaling $6,400; $8,000 relating to certain other acquisition liabilities; and other miscellaneous costs totaling approximately $2,600. See Note 3(A).

     (F) the elimination of the reduction on Europay's balance sheet of the minority interest in EPSS held by MasterCard.

     (G) the conversion of MasterCard International from a member-based institution to a stock corporation and the issuance of 100 million shares of class A redeemable and class B convertible common stock of MasterCard Incorporated at a par value of $.01 per share to the MasterCard International principal members and the Europay and MEPUK shareholders.

     (H) the elimination of Europay's pre-acquisition retained earnings and paid-in-capital.

     (I) the equity pick-up resulting from the change of MasterCard International's method of accounting for the Europay investment from historical cost to consolidation. Amount was reclassified from MasterCard International's retained earnings upon conversion.

     (J) an independent appraisal valued the shares of MasterCard Incorporated at $1.091 billion before the transaction. In the transaction, 66.67 million shares will be issued to non-European members and 33.33 million shares will be issued to European members. As a result of negotiations between the parties, approximately 27.96 million shares will be issued to Europay and MEPUK stockholders and 5.37 million shares will be issued to European members who are not Europay or MEPUK stockholders. Europay and MEPUK stockholders will receive 4.2 million shares for the conversion of their membership interests and the remaining 23.76 million shares are attributable to the exchange of their Europay and MEPUK shares. The transaction provides that the number of shares allocated to former shareholders of Europay and MEPUK will increase or decrease at the end of the transition period as a result of the application of the global proxy formula for the third year of the transition period. See "Share Allocation and the Global Proxy." In accounting for the initial purchase price of Europay, MasterCard will not consider shares above the minimum number of shares allocable to Europay and MEPUK shareholders at the end of the transition period because only the minimum number of shares is issued unconditionally at the closing to such shareholders. Of the 23.76 million shares attributable to the exchange of Europay and MEPUK shares, 6.15 million shares are conditional shares subject to reallocation at the end of the transition period and allocable to Europay and MEPUK shareholders. Europay and MEPUK shareholders are therefore receiving 17.61 million unconditional shares at closing. Immediately before the integration, the value of each MasterCard share will be approximately $15.21 based upon an independent appraisal ($1.091 billion divided by 71.71 million shares). Accordingly, MasterCard's purchase price for the shares of Europay is estimated to be $267.9 million ($15.21 per share multiplied by 17.61 million shares). Since former Europay and MEPUK shareholders would retain or receive shares of MasterCard Incorporated at the end of the transition period without remitting any additional consideration, any shares retained or received by them that are above their minimum allocation at that time would constitute part of the purchase price. Any such additional shares would be valued at that time based upon the fair value of the stock of MasterCard Incorporated. Any such reallocation of shares to former Europay and MEPUK shareholders will increase the purchase price for Europay and, accordingly, the amount of goodwill and additional paid-in-capital recorded.

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